PROSPECTUS SUPPLEMENT
(To the Prospectus dated May 28, 2019)	Filed pursuant to Rule 424(b)(3)
Registration No. 333-231586

BTCS INC.

PROSPECTUS SUPPLEMENT

4,374,741 Shares of Common Stock

This prospectus supplement supplements and amends the prospectus dated May 28, 2019, as amended and supplemented from time to time (the “Prospectus”), and relates to the sale of shares of our common stock by the selling shareholder identified in the Prospectus.

This prospectus supplement should be read in conjunction with the Prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus.

The common stock sold under the Prospectus involves a high degree of risk. See “Risk Factors” beginning on page 5 of the Prospectus to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Company is filing this prospectus supplement to supplement the disclosure in the Prospectus with the information provided by the Shareholder Letter and Corporate Presentation which are filed hereto as Exhibit 99.1 and Exhibit 99.2, respectively, and are incorporated by reference herein.

Exhibit No.	Description

99.1	Shareholder Letter dated July 29, 2019

99.2	Corporate Presentation dated July 29, 2019

The date of this prospectus supplement is July 29, 2019